EXHIBIT 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
Cawley, Gillespie & Associates, Inc. hereby consents to the references to our firm in the form and context in which they appear in (i) this Current Report on Form 8-K/A of Concho Resources Inc. (the “Form 8-K/A”) filed with the Securities and Exchange Commission on December 1, 2010 and (ii) the Registration Statements on (a) Form S-8 (File No. 333-145791), (b) Form S-3 (File No. 333-154737) and (c) Form S-3 (File No. 333-161809) (collectively, the “Registration Statements”).

CAWLEY, GILLESPIE & ASSOCIATES, INC.

J. Zane Meekins, P.E.
Senior Vice President
Fort Worth, Texas
December 1, 2010